Exhibit 10.4

March 5, 2012

Mr. James F. Kirsch

1 Windrush Lane

Beachwood, OH 44122

Re:	Cash Incentive Award

Dear Jim:

This letter agreement sets forth the terms of a cash incentive award granted to you by the Compensation Committee of the Board of Directors of Ferro Corporation (the “Company” ) on February 23, 2012.

Cash Incentive Opportunity. You are eligible to earn a cash incentive award in the amount of $450,000 (the “Award”). The payout of the Award will be based on the Company performance metric established for the Performance Share Units granted on February 23, 2012 for the period beginning January 1, 2012 and ending December 31, 2014 (the “Performance Period”). If Company performance meets or exceeds the level at which 100% of the Performance Share Units are earned (the “Target Level”), you will be paid the Award in full. If Company performance is below the Target Level, you will forfeit the Award in its entirety. The Award, if earned, will be paid on March 13, 2015 (the “Payment Date”).

Termination of Employment. The following provisions apply in the event of termination of your employment with the Company:

1.	Retirement or Disability. If your employment from the Company is terminated by reason of retirement (as deemed by the Company at a time you are 55 or older and have 10 or more years of a service) or total and permanent disability during the Performance Period, then you will be entitled to a pro rata share of the Award, assuming the Target Level is achieved with respect to the Performance Share Units. The pro rata share of the Award will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period during which you were employed by the Company and the denominator of which is thirty-six (36) months. The pro rata portion of the Award will be paid on the Payment Date.

2.	Death. If your employment from the Company is terminated during the Performance Period by reason of your death, the person who is entitled by will or the applicable laws of descent and distribution will be entitled to receive a pro rata share of the Award, assuming the Target Level is achieved with respect to the Performance Share Units. The pro rata share of the Award will be measured by a fraction the numerator of which is the number of full calendar months in the Performance Period during which you were employed by the Company and the denominator of which is thirty-six (36) months. The pro rata portion of the Award will be paid on the Payment Date.

3.	Other Events of Termination. If your employment from the Company is terminated by reason other than retirement, death or disability before the end of the Performance Period then the Award will be forfeited and you will not be eligible to receive any payment in respect of the Award at the end of the Performance Period.

Change in Control. In the event of a Change in Control, as defined herein, you will be entitled to receive the Award in full. To comply with Section 409A, for purposes of this document, the term “Change of Control” means the occurrence of any one or more of the following events:

(i) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60 day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing 50% or more of the combined voting power of the Company’s or such Subsidiary’s then outstanding securities;

(ii) during any twelve-month period, a majority of the members of the Board is replaced by individuals who were not members of the Board at the Effective Date and whose election by the Board or nomination for election by the Company’s shareholders was not approved by a vote of at least a majority of the directors then still in office who either were directors at the Effective Date or whose election or nomination for election was previously so approved;

(iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) 50% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) the consummation of a sale or disposition of all or substantially all of the assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of the common stock of the Company immediately prior to such sale or disposition).

Section 409A. The Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), and the terms and provisions of the Award will be interpreted in a manner that satisfies the requirements of Section 409A. If any term or provision of the Award would otherwise frustrate or conflict with this intent, such term or condition will be interpreted and deemed amended so as to avoid this conflict.

Compensation Committee Authority. The Compensation Committee has the authority to administer and interpret the terms of the Award. All decisions of the Compensation Committee shall be final, conclusive and binding.

Sincerely,

Richard J. Hipple

Director